Exhibit 99.1

Duddell Street Acquisition Corp.

Announces Director Resignation and Appointment of Mark Derrick Collier to Board of Directors

HONG KONG— May 24, 2021 – Duddell Street Acquisition Corp. (the “Company”) today announced that Peter Lee Coker Jr. has resigned as a member of the Board of Directors (the “Board”). As a result of his resignation, Mr. Coker also resigned from his position as the Chairman of the Compensation Committee and the Nominating and Corporate Governance Committee of the Board and as a member of the Audit Committee of the Board.

The Company today announced the appointment of Mark Derrick Collier to its Board, effective immediately. The Board has determined that Mr. Collier, an independent director, will replace Mr. Coker as the Chairman of the Compensation Committee and the Nominating and Corporate Governance Committee of the Board and as a member of the Audit Committee of the Board at the time of his appointment to the Board.

Mr. Collier currently serves on the Board of Directors of Assupol Group Holdings Ltd, Assupol Life Ltd, Sigma Pensions Ltd, Sigma Investment Management Ltd, Actis Golf B.V. and Mark Collier Ltd.

Mr. Collier previously served on the Board of Directors of Alexander Forbes Group Holdings Ltd, Alexander Forbes Emerging Markets (Pty) Ltd, Alexander Forbes Insurance Company, Alexander Forbes Financial Services Holdings (Pty) Ltd, Alexander Forbes Life Ltd, Alexander Forbes Investments Ltd., Bajaj Capital Ltd, XP Investimentos Inc, Fidelity Investment Services Ltd and Fidelity Portfolio Services Ltd.

Mr. Collier founded Investia Ltd and FundsHub Ltd and served as the Chairman and Chief Executive Officer of these companies from 1999 to 2006.

Prior to that, Mr. Collier was President of Charles Schwab Europe Ltd, Chief Executive Officer of Schwab International, and Senior Vice President of Charles Schwab & Co Inc.

Prior to joining Schwab, Mr. Collier held senior roles at various companies, including serving as President of Fidelity Investments Advisor Group Inc. and as Chief Executive of Fidelity Brokerage Services Ltd.

About Duddell Street Acquisition Corp.

Duddell Street Acquisition Corp. was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. Although the Company’s efforts to identify a prospective business combination opportunity will not be limited to a particular industry, it intends to focus on global companies in telecom, media and technology, healthcare, fintech and consumer sectors with compelling Asian growth potential.

Cautionary Note Concerning Forward-Looking Statements

This press release contains statements that constitute "forward-looking statements," including with respect to the Company’s search for an initial business combination. No assurance can be given that the Company will ultimately complete a business combination transaction. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company's registration statement and prospectus for the initial public offering filed with the SEC. Copies are available on the SEC's website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Investor Contact:

Sam Joshi
Head of Business Development & Investor Relations
Maso Capital
8th Floor, Printing House

6 Duddell Street, Hong Kong

+ 852 3468 6225

Sam.Joshi@masocapital.com

https://masocapital.com/

https://dsac.co